Filed Pursuant to Rule 424(b)(5)
Registration No. 333-148342

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 21, 2008)

42,000,000 Common Shares

18,900,000 Warrants to Purchase Common Shares

We are offering 42,000,000 of our common shares, par value $0.0005 per share, and five-year warrants (exercisable beginning six months and one day after the date of issuance) to purchase up to an aggregate of 18,900,000 of our common shares (and the common shares issuable from time to time upon exercise of each of the warrants). The common shares and warrants will be sold in units, each of which consists of (i) one common share, and (ii) a warrant to purchase 0.45 of a common share at an exercise price of $0.70 per share. Each unit will be sold at a public offering price of $0.50 per unit. Units will not be issued or certificated. The common shares and warrants are immediately separable and will be issued separately.

Our common shares are listed on The NASDAQ Global Market under the symbol “XOMA.” On January 29, 2010, the last reported sale price of our common shares on The NASDAQ Global Market was $0.62 per share.

You should carefully read this prospectus supplement and the accompanying prospectus (including all of the information incorporated by reference therein) before you invest. Investing in our common shares and warrants involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common shares in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per unit	Total
Public offering price	$0.50	$21,000,000
Underwriting discounts and commissions	$0.03	$1,260,000
Proceeds to XOMA (before expenses)	$0.47	$19,740,000

We estimate the total expenses of this offering payable by us, excluding the underwriting discounts and commissions, will be approximately $450,000.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of XOMA’s shares, options, warrants, depositary receipts, rights, loan notes and other securities to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The NASDAQ Global Market. This prospectus supplement may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement.

We anticipate that delivery of the common shares and warrants included in the units will be made on or about February 5, 2010, subject to customary closing conditions.

Sole Book-Running Manager

LAZARD CAPITAL MARKETS

Prospectus Supplement dated February 2, 2010.

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus, or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement is part of a registration statement (No. 333-148342) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the registration statement, we registered the offering by us of up to $150,000,000 of common shares, preference shares, debt securities and warrants for sale from time to time in one or more offerings. This prospectus supplement provides specific information about the offering by us of our common shares and warrants under the shelf registration statement. This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information,” in the accompanying prospectus.

Unless the context otherwise requires, references in this prospectus supplement to “we”, “us” and “our” refer to XOMA Ltd. and its consolidated subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information that you should consider before investing in our common shares and warrants. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the financial documents and notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

We are a biopharmaceutical company that discovers, develops and manufactures novel therapeutic antibodies designed to treat inflammatory, autoimmune, infectious and oncological diseases. Our proprietary product pipeline includes: XOMA 052, an anti-IL-1 beta antibody in Phase 2 clinical development for Type 2 diabetes, Type 1 diabetes and cardiovascular disease, with potential for the treatment of a wide range of inflammatory conditions; XOMA 3AB, an antibody candidate in pre-Investigational New Drug application (or IND) studies to neutralize the botulinum toxin, among the most deadly potential bioterror threats, under development through funding provided by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C); and a preclinical pipeline with candidates in development for a number of diseases. We also develop products with premier pharmaceutical companies including Novartis AG, Merck & Co., Inc. and Takeda Pharmaceutical Company Limited.

We have a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary Human Engineering™, affinity maturation, Bacterial Cell Expression (or BCE) and manufacturing technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins, licensed by us to more than 50 pharmaceutical and biotechnology companies, with a number of licensed product candidates in clinical development. Our technologies have contributed to the success of marketed antibody products, including LUCENTIS® (ranibizumab injection) for wet age-related macular degeneration and CIMZIA® (certolizumab pegol) for rheumatoid arthritis and Crohn’s disease.

We were incorporated in Delaware in 1981 and became a Bermuda company effective December 31, 1998, when we completed a shareholder-approved corporate reorganization, changing our legal domicile from Delaware to Bermuda and our name from XOMA Corporation to XOMA Ltd. Our principal executive offices are located at 2910 Seventh Street, Berkeley, California 94710, and our telephone number is (510) 204-7200. Our address on the Internet is www.xoma.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus supplement.

Strategic Priorities

In the near-term, we intend to focus primarily on the following priorities:

•

Reporting, when available, interim results from an 80-patient, Phase 2a trial of XOMA 052 in Type 2 diabetes, in which the 60 patients on drug receive the same dose of XOMA 052 during the first three months and then are randomized to an additional three months of treatment at the same, a higher or a lower dose, or placebo.

•	Conducting a Phase 2a XOMA 052 cardio-metabolic trial to further define its potential cardiovascular benefit.

•	Conducting a 325-patient Phase 2b dose-ranging trial in Type 2 diabetes.

•	Continuing to pursue a collaboration for the development and commercialization of XOMA 052.

•	Publishing results from completed XOMA 052 Phase 1 trials and preclinical studies and presenting the results at American Diabetes Association Scientific Sessions and other medical meetings.

•	Seeking new antibody phage display library and other technology collaborations.

•	Advancing our proprietary preclinical pipeline.

Recent Developments

XOMA 052

In 2009, we:

•	initiated our XOMA 052 Phase 2 development program focused on Type 2 diabetes and cardiovascular disease;

•

successfully completed the XOMA 052 Phase 1 development program, which enrolled 98 Type 2 diabetes patients, of whom 81 received active drug and 17 received placebo. The trial evaluated single dose intravenous and subcutaneous administration and multi-dose subcutaneous administration of XOMA 052. The results demonstrated that XOMA 052 is well tolerated at all doses evaluated with a pharmacokinetic profile that supports monthly or less frequent dosing. Further, a multiple dose regimen of XOMA 052 showed clinically meaningful reductions in diabetic measures and cardiovascular and inflammatory biomarkers. Results were presented at the American Diabetes Association and the International Diabetes Federation meetings;

•

presented results demonstrating the potential of XOMA 052 in animal models of cardiovascular disease in which significantly reduced plaque formation in the aorta and trends toward improved lipid profiles with a murine version of XOMA 052 were shown, compared to control. In another study, mice treated with XOMA 052 had a statistically significant reduction in total cholesterol without reduction in high density lipoprotein, as well as a reduction in triglycerides and free fatty acids compared to control;

•

reported results at the European Association for the Study of Diabetes annual meeting in September demonstrating that XOMA 052 regulates IL-1 beta signaling, reducing pathologically high levels that cause disease while allowing normal and beneficial low levels. This regulatory mechanism of action for XOMA 052 differs from some antibodies to IL-1 which are designed to completely block all contact between target and receptor, and if shown in clinical studies, may confer safety advantages in chronic diseases including diabetes and cardiovascular diseases; and

•	received multiple U.S. and European patents covering XOMA 052 expiring in 2027 and 2026, respectively.

Biodefense

In 2009, we advanced XOMA 3AB into pre-IND studies, obtained $3.9 million in new government contracts for the development of antibodies to the H1N1/H5N1 and SARS viruses, and presented new technology for the development and evaluation of multiple antibody “cocktail” formulations.

Financial

Revenues from technology licensing and collaboration agreements totaled $48 million for the nine months ended September 30, 2009. In addition, we announced a total of $14 million in revenue late in 2009 as a result of additional agreements. Royalty revenue was $28.9 million through September 30, 2009, and included a $25 million purchase by Genentech, Inc. of our royalty interest in LUCENTIS®.

We completed a restructuring of our company in January 2009, which resulted in annualized cost savings of approximately $27 million. We also improved our balance sheet through the full repayment of an outstanding loan from Goldman Sachs Specialty Lending Holdings, Inc.

As a result of our improved financial status and in particular the full repayment of the loan, at our request, our independent registered public accounting firm re-evaluated our ability to continue as a going concern as of December 31, 2008, and as a result removed a qualification regarding our ability to continue as a going concern in an updated report on our financial statements for the fiscal year ended December 31, 2008.

Warrant Amendment

In connection with this offering, we are also amending the terms of our outstanding warrants to purchase a total of 11,099,744 common shares, issued in May and June 2009 (the “May Warrants” and “June Warrants”, respectively), to eliminate the provisions that would have required reduction of the warrant exercise price and an increase in the number of shares issuable on exercise of the warrants each time the company sold common shares at a price less than the exercise price of the warrants. The exercise price of the May 2009 warrants is also being reduced to $0.001 per share from $1.02.

THE OFFERING

Units we are offering	42,000,000 units

Warrants we are offering	Warrants to purchase up to 18,900,000 common shares. The warrants will be exercisable during the period commencing on the six month and one day anniversary of the date of original issuance and ending five (5) years from such issuance date at an exercise price of $0.70 per common share. This prospectus also relates to the offering of the common shares issuable upon exercise of the warrants.

Common shares to be issued and outstanding after the offering	253,982,711 shares*

NASDAQ Global Market symbol	XOMA

Use of proceeds	We intend to use the proceeds to continue development of our XOMA 052 product candidate (primarily to fund a Phase 2b clinical trial in Type 2 diabetes), to make a $4.5 million payment to holders of the June 2009 warrants in return for elimination of the exercise price adjustment described above and for working capital and general corporate purposes. See “Use of Proceeds” below.

Risk factors	You should carefully consider the information in “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 1 of the accompanying prospectus for a discussion of factors you should consider carefully when making a decision to invest in our common shares.

*	The number of our common shares that will be issued and outstanding immediately after this offering as shown above is based on 211,982,711 common shares issued and outstanding as of January 29, 2010 and excludes the following:

•	18,900,000 common shares issuable upon the exercise of the warrants offered hereby;

•	common shares issuable upon the exercise of outstanding share options, of which there were 22,244,664 outstanding as of January 29, 2010, with a weighted average exercise price of $2.5871 per share;

•	common shares issuable upon the exercise of our outstanding warrants, of which there are 5,882,353 exercisable at a price of $0.001 per share and 5,217,391 exercisable at a price of $1.30 per share;

•

common shares issuable upon the conversion of our 2,959 outstanding Series B preference shares held by Genentech, Inc., which are convertible into 3,818,395 common shares, representing a conversion price of $7.75 per common share; and

•	common shares reserved for issuance under our equity incentive and employee share purchase plans.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing our common shares and warrants, you should carefully consider the risk factors set forth below, as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission before deciding whether to invest in our common shares and warrants. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that are not yet identified, that we are unaware of, or that we currently deem immaterial, may also materially harm our business, operating results and financial condition. In that case, the trading price of our common shares could decline, and you may lose some or all of your investment.

Because our product candidates are still being developed, we will require substantial funds to continue; we cannot be certain that funds will be available and, if they are not available, we may have to take actions that could adversely affect your investment and may not be able to continue as a going concern.

While our refocused business strategy has reduced capital expenditures and other operating expenses, we will need to commit substantial funds to continue development of our product candidates and we may not be able to obtain sufficient funds on acceptable terms, or at all. If adequate funds are not available, we may have to raise additional funds in a manner that may dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations, or file for bankruptcy protection in extreme circumstances. We have spent, and we expect to continue to spend, substantial funds in connection with:

•	research and development relating to our product candidates and production technologies,

•	various human clinical trials, and

•	protection of our intellectual property.

We finance our operations primarily through our multiple revenue streams resulting from the licensing of our antibody technologies, discovery and development collaborations, product royalties and biodefense contracts, and sales of our common shares. In September of 2009, we sold our royalty interest in LUCENTIS® to Genentech, Inc., a wholly-owned member of the Roche Group (referred to herein as “Genentech”) for gross proceeds of $25.0 million, including royalty revenues from the second quarter of 2009. These proceeds, along with other funds, were used to fully repay our loan from Goldman Sachs Specialty Lending Holdings, Inc. (“Goldman Sachs”). As a result, we no longer have a royalty interest in LUCENTIS®. In 2008, we recognized $8.8 million of revenues from this royalty interest.

Based on our cash reserves, anticipated revenues from collaborations including a XOMA 052 corporate partnership, licensing transactions and biodefense contracts, we believe that we have sufficient cash resources to meet our anticipated net cash needs into 2011. Any significant revenue shortfalls, increases in planned spending on development programs or more rapid progress of development programs than anticipated, as well as the unavailability of anticipated sources of funding, could shorten this period. If adequate funds are not available, we will be required to delay, reduce the scope of, or eliminate one or more of our product development programs and further reduce personnel-related costs. Progress or setbacks by potentially competing products may also affect our ability to raise new funding on acceptable terms. As a result, we do not know when or whether:

•	operations will generate meaningful funds,

•	additional agreements for product development funding can be reached,

•	strategic alliances can be negotiated, or

•	adequate additional financing will be available for us to finance our own development on acceptable terms, or at all.

Cash balances and operating cash flow are influenced primarily by the timing and level of payments by our licensees and development partners, as well as by our operating costs.

If the trading price of our common shares fails to comply with the continued listing requirements of The NASDAQ Global Market, we would face possible delisting, which would result in a limited public market for our common shares and make obtaining future debt or equity financing more difficult for us.

Companies listed on The NASDAQ Stock Market (“NASDAQ”) are subject to delisting for, among other things, failure to maintain a minimum closing bid price per share of $1.00 for 30 consecutive business days. The closing price per share of our common shares has been below $1.00 for all but eight days since December 9, 2008. Although NASDAQ temporarily suspended the minimum bid price requirement in response to market conditions, this suspension expired on July 31, 2009.

On September 21, 2009, we received a letter from NASDAQ indicating that for the preceding 30 consecutive business days, the bid price of our common shares closed below the minimum $1.00 per share requirement pursuant to NASDAQ Marketplace Rule 4450(a)(5) for continued inclusion on The NASDAQ Global Market. In accordance with NASDAQ Marketplace Rule 4450(e)(2), we have a period of 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. If we do not regain compliance by March 15, 2010, NASDAQ would provide written notification that our common shares will be delisted, after which we may appeal to the NASDAQ Listing Qualifications Panel. Alternatively, we could apply to transfer our common shares to The NASDAQ Capital Market if we satisfy all of the requirements, other than the minimum bid price requirement, for initial listing on The NASDAQ Capital Market set forth in Marketplace Rule 5505. If we were to elect to apply for such transfer and if we satisfy the applicable requirements and our application is approved, we would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The NASDAQ Capital Market.

We cannot be sure that our price will comply with the requirements for continued listing of our common shares on The NASDAQ Global Market, or that any appeal of a decision to delist our common shares will be successful. If our common shares lose their status on The NASDAQ Global Market and we are not successful in obtaining a listing on The NASDAQ Capital Market, our common shares would likely trade in the over-the-counter market.

If our shares were to trade on the over-the-counter market, selling our common shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common shares, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for common shares.

Such delisting from The NASDAQ Global Market or future declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions. Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares, notes and other securities to and between non-residents of Bermuda for exchange control purposes, but this consent is conditional on our shares remaining listed on an appointed stock exchange. We cannot assure you that the Bermuda Monetary Authority will give the same or a similar consent in the event our common shares are no longer listed on The NASDAQ Global Market or another appointed stock exchange. In the absence of such a general consent, specific consents of the Bermuda Monetary Authority would be required for certain issues and transfers of our shares, notes and other securities.

We may issue additional equity securities and thereby materially and adversely affect the price of our common shares.

We are authorized to issue, without shareholder approval, 1,000,000 preference shares, of which 2,959 were issued and outstanding as of January 29, 2010, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common shares. In addition, we are authorized to issue, generally without shareholder approval, up to 400,000,000 common shares, of which 198,937,455 were issued and outstanding as of November 5, 2009, just prior to the filing of our most recent Quarterly Report on Form 10-Q, and 211,982,711 were issued and outstanding as of January 29, 2010. If we issue additional equity securities, the price of our common shares may be materially and adversely affected.

As announced in the third quarter of 2009, we have entered into an At Market Issuance Sales Agreement, with Wm Smith & Co. (“Wm Smith”), under which we may sell up to 25,000,000 of our common shares from time to time through Wm Smith, as the agent for the offer and sale of the common shares. Wm Smith may sell these common shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, including but not limited to sales made directly on The NASDAQ Global Market, on any other existing trading market for the common shares or to or through a market maker. Wm Smith may also sell the common shares in privately negotiated transactions, subject to our approval.

You will experience immediate and substantial dilution in the net tangible book value per share of the common shares you purchase and may also experience further dilution.

Since the price per share of our common shares being offered is substantially higher than the net tangible book value per share of our common shares, you will suffer substantial dilution in the net tangible book value of the common shares you purchase in this offering. Based on the public offering price of $0.50 per share, if you purchase common shares in this offering, you will suffer immediate and substantial dilution of $0.375 per share in the net tangible book value of the common shares. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common shares in this offering.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. As of January 29, 2010, there were 22,244,664 share options outstanding, with a weighted average exercise price of $2.5871 per share, and warrants outstanding to purchase 5,882,353 common shares at an exercise price of $0.001 per share and 5,217,391 common shares at an exercise price of $1.30 per share.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

Management will have broad discretion in determining how to use the proceeds of this offering.

We have not determined the amounts we plan to spend on any of the areas listed in “Use of Proceeds” below or the timing of such expenditures. Accordingly, the amount and timing of our actual expenditures will depend on numerous factors, including the progress of our research and development activities and clinical trials, our ability to establish and maintain a corporate collaboration for development of XOMA 052 and the amount of cash generated by our operations. As a result, our management will have broad discretion to allocate the net proceeds from this offering, and may spend the proceeds in ways with which our shareholders may not agree. Pending application of the net proceeds as described in “Use of Proceeds,” we intend to invest the net proceeds of the offering in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our shareholders.

Products and technologies of other companies may render some or all of our products and product candidates noncompetitive or obsolete.

Developments by others may render our products, product candidates, or technologies obsolete or uncompetitive. Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of genetically engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

•	significantly greater financial resources,

•	larger research and development and marketing staffs,

•	larger production facilities,

•	entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities, or

•	extensive experience in preclinical testing and human clinical trials.

These factors may enable others to develop products and processes competitive with or superior to our own or those of our collaborators. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements. Furthermore, many companies and universities tend not to announce or disclose important discoveries or development programs until their patent position is secure or, for other reasons, later; as a result, we may not be able to track development of competitive products, particularly at the early stages. Positive or negative developments in connection with a potentially competing product may have an adverse impact on our ability to raise additional funding on acceptable terms. For example, if another product is perceived to have a competitive advantage, or another product’s failure is perceived to increase the likelihood that our product will fail, then investors may choose not to invest in us on terms we would accept or at all.

The examples below pertain to competitive events in the market which we review quarterly and are not intended to be representative of all existing competitive events. Without limiting the foregoing, we are aware that:

XOMA 052

We have initiated clinical testing of XOMA 052, a potent anti-inflammatory monoclonal antibody targeting IL-1 beta, in Type 2 diabetes patients and cardiovascular disease patients. Other companies are developing other products based on the same or similar therapeutic targets as XOMA 052 and these products may prove more effective than XOMA 052. We are aware that:

•

In June of 2009, Novartis announced it had received U.S. marketing approval for Ilaris® (canakinumab), a fully human monoclonal antibody targeting IL-1 beta, to treat children and adults with Cryopyrin-

Associated Periodic Syndromes (“CAPS”). In October of 2009, Novartis announced that Ilaris® had been approved in the European Union for CAPS. Canakinumab is also in clinical trials in Type 2 diabetes, chronic obstructive pulmonary disorder, certain forms of gout and systemic juvenile rheumatoid arthritis.

•

In 2008, Biovitrum AB obtained a worldwide exclusive license to Amgen Inc. (“Amgen”)’s Kineret® (anakinra) for its current approved indication. Kineret® is an IL-1 receptor antagonist (IL-1ra) currently marketed to treat rheumatoid arthritis and has been evaluated over the years in multiple IL-1 mediated diseases, including Type 2 diabetes and other indications we are considering for XOMA 052.

•

In February of 2008, Regeneron Pharmaceuticals, Inc. (“Regeneron”) announced it had received marketing approval from the U.S. Food and Drug Administration, or FDA, for ARCALYST® (rilonacept) Injection for Subcutaneous Use, an interleukin-1 blocker or IL-1 Trap, for the treatment of CAPS, including Familial Cold Auto-inflammatory Syndrome and Muckle-Wells Syndrome in adults and children 12 and older. In July of 2009, Regeneron announced that rilonacept was recommended for approval in the European Union for CAPS. In March of 2009, Regeneron announced the initiation of a Phase 3 program with rilonacept in gout, which includes four clinical trials.

•

Amgen has been developing AMG 108, a fully human monoclonal antibody that targets inhibition of the action of IL-1. On April 28, 2008, Amgen discussed results from its recently completed Phase 2 study in rheumatoid arthritis. AMG 108 showed statistically significant improvement in the signs and symptoms of rheumatoid arthritis and was well tolerated. Amgen announced it is focusing on other opportunities for the antibody.

•

Eli Lilly and Company (“Lilly”) is developing LY2189102, an investigational IL-1beta antibody, for bi-weekly subcutaneous injection for the treatment of Type 2 diabetes. Lilly announced the initiation of a Phase II study in the third quarter of 2009.

•

In June of 2009, Cytos Biotechnology AG announced the initiation of an ascending dose Phase 1 study of CYT013-IL1bQb, a therapeutic vaccine targeting IL-1 beta, in Type 2 diabetes and that this study is expected to be completed in the first quarter of 2011.

XOMA 3AB

•

In May of 2006, the U.S. Department of Health & Human Services awarded Cangene Corporation (“Cangene”) a five-year, $362 million contract under Project Bioshield. The contract requires Cangene to manufacture and supply 200,000 doses of an equine heptavalent botulism anti-toxin to treat individuals who have been exposed to the toxins that cause botulism. In May of 2008, Cangene announced significant product delivery under this contract.

•	Emergent BioSolutions, Inc. is currently in development of a botulism immunoglobulin candidate that may compete with our anti-botulinum neurotoxin monoclonal antibodies.

•

We are aware of additional companies that are pursuing biodefense-related antibody products. PharmAthene, Inc. and Human Genome Sciences, Inc. are developing anti-anthrax antibodies. Cangene and Emergent BioSolutions, Inc. are developing anti-anthrax immune globulin products. These products may compete with our efforts in the areas of other monoclonal antibody-based biodefense products, and the manufacture of antibodies to supply strategic national stockpiles.

CIMZIA®

In addition to CIMZIA®, there are four other FDA-approved anti-TNF therapies to treat moderate-to-severe rheumatoid arthritis: Amgen’s Enbrel® (etanercept), Johnson & Johnson’s Remicade® (infliximab), Simponi™

(golimumab) and Abbott Laboratories’ Humira® (adalimumab), with two of them, infliximab and adalimumab, also approved for moderate-to-severe active Crohn’s disease in adults.

U.S. Holders of our common shares and warrants could be subject to material adverse U.S. federal income tax consequences if we were considered to be a PFIC currently or in the future.

As discussed in more detail below in “Certain U.S. Federal Income Tax Considerations,” there is a risk that we could be considered a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes (particularly if the value of our stock were to decline materially).

If we were found to be a PFIC for any taxable year in which a U.S. Holder held common shares or warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including a recharacterization of any capital gain recognized on a sale or other disposition of common shares or warrants as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income,” a material increase in the amount of tax that such U.S. Holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements.

A U.S. Holder owning shares in a PFIC (or a corporation that might become a PFIC) might be able to mitigate the adverse tax consequences of PFIC status by making certain elections, including “qualified electing fund” (a “QEF”) or “mark-to-market” elections, if deemed appropriate based on guidance provided by its tax advisor. However, it should be noted that (1) the beneficial effect of a QEF election or a mark-to-market election may be substantially diminished if such election is not made from the inception of a U.S. Holder’s holding period (a “Year One Election”), (2) neither a QEF election nor a mark-to-market election can be made with respect to the warrants, (3) a Year One Election generally cannot be made for any common shares received upon exercise of the warrants (“Warrant Shares”) because the holding period of Warrant Shares is deemed, for QEF election and mark-to-market election purposes, to include the holding period of the underlying warrants but the QEF election or a mark-to-market election will not be effective until the taxable year in which the underlying warrants are exercised, and (4) a QEF election or a mark-to-market election is made on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS.

The PFIC rules are very complex, as are the requirements and effects of the various elections designed to mitigate the adverse consequences of the PFIC rules. A prospective U.S. Holder should consult its own tax advisor regarding the PFIC rules, including the foregoing limitations on the ability to make a QEF election or a mark-to-market election (or to qualify either such election as a Year One Election), the timing requirements with respect to the various elections and the irrevocability of certain elections (absent the consent of the Internal Revenue Service).

Our ability to use our net operating loss carryforwards and other tax attributes may be substantially limited by Section 382 of the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended, generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carryforwards (“NOLs”) and certain other tax attributes against any taxable income in taxable periods after the ownership change. The amount of taxable income in each taxable year after the ownership change that may be offset by pre-change NOLs and certain other pre-change tax attributes is generally equal to the product of (a) the fair market value of the corporation’s outstanding stock immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the Internal Revenue Service that fluctuates from month to month). In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years.

Our preliminary analysis suggests that we may have experienced an ownership change in 2009. Moreover, if an ownership change did not occur in 2009, we would expect to experience an ownership change as a result of this equity offering.

Based on our current market capitalization and our market capitalization in 2009, the Section 382 limitation resulting from an ownership change in 2009 or as a result of this equity offering will substantially limit the future use of our pre-change NOLs and certain other pre-change tax attributes.

FORWARD-LOOKING INFORMATION

Certain statements contained herein related to the sufficiency of our cash resources and our efforts to enter into a collaborative arrangement with respect to XOMA 052, as well as other statements related to current plans for product development and existing and potential collaborative and licensing relationships, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things, the period for which our cash resources are sufficient could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated, if anticipated revenues or cost sharing arrangements do not materialize, or if funds are not otherwise available on acceptable terms; and, we may not be able to enter into a collaborative arrangement with respect to XOMA 052 on acceptable terms within the timeframes anticipated or at all. These and other risks, including those related to inability to comply with NASDAQ’s continued listing requirements; the declining and generally unstable nature of current economic conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative relationships; the ability of collaborators and other partners to meet their obligations; our ability to meet the demand of the United States government agency with which we have entered our government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; our financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with our status as a Bermuda company, are described in more detail in “Risk Factors” above and the additional risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 42,000,000 units by us in this offering will be approximately $19,290,000 excluding the proceeds, if any, from the exercise of the warrants and after deducting underwriting discounts and commissions and our estimated offering expenses.

We currently intend to use the net proceeds from this offering to continue development of our XOMA 052 product candidate, to make a $4.5 million payment to holders of the June Warrants in return for elimination of the exercise price adjustment described above and for working capital and for other general corporate purposes. More specifically, we currently intend to use the net proceeds of the offering primarily to fund a Phase 2b clinical trial of our XOMA 052 product candidate in Type 2 diabetes. This will be a comparatively large (325-patient), multi-center, dose-ranging study. Due to the uncertainties inherent in the clinical trial process, we are unable to estimate precisely the total costs that will be associated with completing this trial, and accordingly we cannot estimate precisely the amount of such proceeds that will be available for other purposes. However, we anticipate that the balance of such proceeds, if any, will be used to fund other on-going and future clinical trials and other aspects of the XOMA 052 clinical research and development program, as well as for general research and development, business development and other corporate purposes as determined by our management.

While we have estimated the particular uses for the net proceeds of this offering, the amount and timing of our actual expenditures will depend on numerous factors, including the progress of our research and development activities and clinical trials, our ability to establish and maintain a corporate collaboration for development of XOMA 052 and the amount of cash generated by our operations.

As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending application of the net proceeds for the specified purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Each unit offered by this prospectus supplement and the accompanying prospectus consists of one common share and a warrant to purchase 0.45 of a common share. The common shares and warrants are immediately separable and will be issued separately. The common shares offered by this prospectus supplement and the accompanying prospectus are described in the accompanying prospectus under the heading “Description of Common Shares.” The warrants offered by this prospectus supplement and the accompanying prospectus are described in the immediately following section of this prospectus supplement.

Common Shares

The material terms and provisions of our common shares and each other class of our securities which qualifies or limits our common shares are described under the caption “Description of Share Capital” starting on page 7 of the accompanying prospectus.

Warrants

The following summary of certain terms and provisions of the warrants offered in this offering is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the form of warrant attached as Exhibit A to this prospectus supplement. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability. The holder may exercise the warrants at any time or from time during the period beginning on the six (6) month and one (1) day anniversary of the date of issuance and expiring on the five (5) year anniversary of such issuance date. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our common shares purchased upon such exercise. Unless otherwise specified in the applicable warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.80% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. Any holder (together with its affiliates) beneficially owning in excess of 9.80% of the number of our common shares outstanding on the date of issuance would not be subject to the foregoing limitation on exercisability unless such holder (together with its affiliates) thereafter beneficially owns 9.80% (or a lesser percentage) of the number of our common shares outstanding.

Exercise Price. The exercise price upon exercise of the warrants is $0.70 per common share being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications affecting our common shares.

Transferability. Subjects to applicable laws and the restriction on transfer set forth in the Underwriting Agreement, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the warrants on The NASDAQ Global Market, any national securities exchange or other nationally recognized trading system. The common shares issuable upon exercise of the warrants will be listed on The NASDAQ Global Market.

Fundamental Transactions. Pursuant to the form of warrant, we may not enter into any fundamental transactions unless (i) the successor entity assumes in writing all of our obligations under the warrants and (ii) the successor entity (including its parent) is a publicly traded corporation whose common stock is quoted on or listed for trading on an eligible market. Upon the occurrence of any fundamental transaction, the successor entity must assume all of our obligations under the warrants. Notwithstanding the foregoing, in the event of a change of control of the company, the holders may require that we purchase any unexercised warrants at a price equal to the value thereof based on the Black-Scholes option pricing model.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holders of the warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the warrants may be amended or waived with our written consent and the written consent of the holder of such warrant.

DILUTION

Our net tangible book value as of September 30, 2009 was approximately $10.8 million, or $0.054 per common share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of our common shares outstanding as of September 30, 2009. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of units in this offering and the net tangible book value per share of our common shares immediately after this offering. For the purposes of this calculation, the entire purchase price for the units is being allocated to the common share contained in the unit.

After giving effect to the sale of 42,000,000 common shares and 18,900,000 warrants in this offering at the public offering price of $0.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2009 would have been approximately $30.1 million, or $0.125 per share. This represents an immediate increase in net tangible book value of $0.071 per share to existing shareholders and immediate dilution in net tangible book value of $0.375 per share to new investors purchasing our common shares in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$0.50
Net tangible book value per share as of September 30, 2009	$0.054
Increase per share attributable to investors participating in this offering	$0.071

As adjusted net tangible book value per share after this offering		$0.125

Dilution per share to investors participating in this offering		$0.375

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering, including the warrants to purchase 18,900,000 common shares offered hereby. The above discussion and table are based on 198,937,455 of our common shares outstanding as of September 30, 2009 as adjusted for 42,000,000 common shares issued in this offering.

The above discussion and table are based on 198,937,455 common shares outstanding as of September 30, 2009 and exclude:

•	common shares issuable upon the exercise of share options outstanding, of which there were 21,672,141 outstanding as of September 30, 2009, with a weighted average exercise price of $2.6858 per share;

•	common shares issuable upon the exercise of our outstanding warrants, of which there are 5,882,353 exercisable at a price of $0.001 per share and 5,217,391 exercisable at a price of $1.30 per share;

•

common shares issuable upon the conversion of our 2,959 outstanding Series B preference shares held by Genentech, Inc., which are convertible into 3,818,395 common shares, representing a conversion price of $7.75 per common share; and

•	common shares reserved for issuance under our equity incentive and employee share purchase plans.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of common shares and warrants by U.S. Holders (as defined below) who hold such common shares and warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as now in effect, and such authorities may be repealed, revoked or modified (possibly on a retroactive basis) so as to result in U.S. federal income tax consequences different from those described below. We have not requested, and do not intend to request, a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that might be relevant to certain categories of U.S. Holders subject to special treatment under the Code, such as holders that are pass-through entities or investors in pass-through entities, dealers or traders in securities or currencies, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment companies, traders who elect to mark-to-market their securities, persons whose “functional currency” is not the U.S. dollar, persons who own (actually or constructively) 10% or more (by voting power or value) of our shares, tax-exempt entities, U.S. expatriates, persons who hold common shares as a position in a straddle or as part of a “hedging,” “integrated,” “constructive sale” or “conversion” transaction and persons subject to the U.S. federal alternative minimum tax. Moreover, this discussion addresses only U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or other tax consequences.

This discussion is for general information purposes only and is not intended to be legal advice. Prospective investors should consult their own tax advisors to determine the specific tax consequences of the purchase, ownership and disposition of common shares and warrants to them, including any U.S. federal, state, local or other tax consequences of (and any tax return filing or other reporting requirements relating to) the purchase, ownership and disposition of common shares and warrants purchased in this offering.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of common shares or warrants that is, for U.S. federal income tax purposes, (i) an individual who is a U.S. citizen or resident, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includable in gross income for U.S. income tax purposes regardless of its source, or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial holder of common shares or warrants, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and investors in such partnerships should consult their own tax advisors.

Allocation of Purchase Price

The purchase price of each unit will be allocated between the common shares and the warrants based upon their relative fair market values on the issue date. This allocation will establish a U.S. Holder’s initial tax basis in each common share and warrant purchased.

Warrants

Exercise of Warrants

The exercise of a warrant will not be a taxable event for a U.S. Holder. Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder will generally have a holding period in the common shares acquired upon exercise of a warrant (“Warrant Shares”) that begins on the day after the date of exercise of the warrant. The initial tax basis of Warrant Shares will equal the sum of the U.S. Holder’s adjusted tax basis in the exercised warrant and the price paid upon exercise. As further described below, gain or loss will be recognized upon a subsequent sale or exchange of Warrant Shares, measured by the difference between the amount realized in such sale or exchange and the adjusted tax basis of the Warrant Shares.

Lapse of Warrants

If a warrant is allowed to lapse unexercised, a U.S. Holder generally would realize a capital loss equal to such holder’s adjusted tax basis in the warrant.

Sale or Exchange of Warrants

Subject to the PFIC rules discussed below, a sale or exchange of a warrant generally will result in the recognition of capital gain or loss to a U.S. Holder in a manner similar to that described below under “Disposition of Common Shares.”

Constructive Distributions

An adjustment to the exercise price of the warrants, other than a reasonable adjustment designed to prevent dilution upon a stock split, stock dividend or similar change in our capital structure, may in certain circumstances result in constructive distributions to U.S. Holders that could be taxable as dividends for U.S. federal income tax purposes. Any such constructive distributions would be treated as a taxable dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles (and the U.S. Holder’s adjusted tax basis in its warrant would be increased by the amount of such dividend). The PFIC rules discussed below may apply to such constructive distribution. Prospective non-corporate U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the reduced rate of tax generally applicable to certain dividends paid to non-corporate U.S. Holders.

Dividends on Common Shares

In general (and subject to the PFIC rules discussed below), any distribution in respect of our common shares (including any Warrant Shares) will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If holding period and other requirements are met, dividends paid to non-corporate U.S. Holders in taxable years beginning no later than December 31, 2010 should generally qualify for the reduced maximum tax rate of 15% as long as our common shares remain “readily tradable on an established securities market in the United States,” provided that we are not considered a PFIC (as discussed below) in the taxable year in which the dividend is paid or in the preceding taxable year. Dividends paid to non-corporate U.S. Holders in taxable years beginning after December 31, 2010 (and earlier dividends if we are a PFIC (as noted above)) will be taxable at regular ordinary income rates. Dividends paid to corporate U.S. Holders will not qualify for the dividends-received deduction.

To the extent that a U.S. Holder receives a distribution on our common shares that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces the holder’s adjusted tax basis (determined on a block by block basis) in the common shares. Subject to the PFIC rules discussed below, any distribution in excess of a U.S. Holder’s adjusted tax basis in the common shares will be treated as capital gain, and as long-term capital gain if the U.S. Holder’s holding period exceeds one year.

Disposition of Common Shares

Subject to the PFIC rules discussed below, upon a sale or exchange of common shares (including any Warrant Shares), a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received in the sale or exchange and (2) such holder’s adjusted tax basis in the common shares. Any such capital gain or loss will be long-term if the U.S. Holder’s holding period in the common shares is more than one year at the time of the sale or exchange.

PFIC Status

A non-U.S. corporation generally will be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of its subsidiaries, either 75% or more of its gross income is “passive income” (generally including (without limitation) dividends, interest, annuities and certain royalties and rents not derived in the active conduct of a business) or the average value of its assets that produce passive income or are held for the production of passive income is at least 50% of the total value of its assets. In determining whether we meet the 50% test, cash is considered a passive asset and the total value of our assets generally will be treated as equal to the sum of the aggregate fair market value of our outstanding stock plus our liabilities. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

We believe that we were not a PFIC for the 2009 taxable year. However, because PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets (including goodwill), which may be volatile in our industry, there can be no assurance that we will not be considered a PFIC for 2010 or any subsequent year. For example, taking into account our existing cash balances, if the value of our stock were to decline materially, it is possible that we could become a PFIC in 2010 or a subsequent year. Additionally, due to the complexity of the PFIC provisions and the limited authority available to interpret such provisions, there can be no assurance that our determination regarding our PFIC status could not be successfully challenged by the IRS.

If we were found to be a PFIC for any taxable year in which a U.S. Holder held common shares or warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including a recharacterization of any capital gain recognized on a sale or other disposition of common shares or warrants as ordinary income, ineligibility for any preferential tax rate otherwise applicable to any “qualified dividend income,” a material increase in the amount of tax that such U.S. Holder would owe and the possible imposition of interest charges, an imposition of tax earlier than would otherwise be imposed and additional tax form filing requirements.

A U.S. Holder owning shares in a PFIC (or a corporation that might become a PFIC) might be able to mitigate the adverse tax consequences of PFIC status by making certain elections, including “qualified electing fund” (a “QEF”) or “mark-to-market” elections, if deemed appropriate based on guidance provided by its tax advisor.

If a U.S. Holder makes a QEF election for its common shares that is effective from the inception of the U.S. Holder’s holding period or, if later, the first taxable year in which we are a PFIC, the electing U.S. Holder generally will avoid the adverse consequences of our being classified as a PFIC but will instead be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A subsequent distribution of amounts that were previously included in the gross income of U.S. Holders should not be taxable as a dividend to those U.S. Holders who made a QEF election. In the event that we incur a net loss for a taxable year, such loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years. Thus, the inclusion resulting from a QEF election, over time, may exceed our net taxable income or gain. The tax basis of the shares of an electing U.S. Holder generally will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the QEF rules described above.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If a U.S. Holder makes a valid mark-to-market election with respect to our common shares for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our common shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its common shares. Instead, in general, the U.S. Holder will include the excess, if any, of the fair market value of its common shares at the end of its taxable year over the adjusted basis in such shares as ordinary income each year. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of our common shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ, or on a foreign exchange or market that the IRS determines has rules and enforcement practices sufficient to ensure that the market functions in a fair and orderly manner and protects investors.

It should be noted that (1) the beneficial effect of a QEF election or a mark-to-market election may be substantially diminished if such election is not made from the inception of a U.S. Holder’s holding period (a “Year One Election”), (2) neither a QEF election nor a mark-to-market election can be made with respect to the warrants, (3) a Year One Election generally cannot be made for any common shares received upon exercise of the warrants (“Warrant Shares”) because the holding period of Warrant Shares is deemed, for QEF election and mark-to-market election purposes, to include the holding period of the underlying warrants but the QEF election or a mark-to-market election will not be effective until the taxable year in which the underlying warrants are exercised, and (4) a QEF election or a mark-to-market election is made on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS.

We will cooperate with any U.S. Holder desiring to make a QEF, mark-to-market or other election, including by providing any information required from us to enable such U.S. Holder to make any such election. We will monitor our PFIC status and make a disclosure to our shareholders if we determine that we have become a PFIC.

A U.S. Holder may be required to file Internal Revenue Service Form 8621 if the U.S. Holder holds our common shares in any taxable year in which we are classified as a PFIC (whether or not a QEF or mark-to-market election is made).

The PFIC rules are very complex, as are the requirements and effects of the various elections designed to mitigate the adverse consequences of the PFIC rules. A prospective U.S. Holder should consult its own tax advisor regarding the PFIC rules, including the foregoing limitations on the ability to make a QEF election or a mark-to-market election (or to qualify either such election as a Year One Election), the timing requirements with respect to the various elections and the irrevocability of certain elections (absent the consent of the IRS).

Backup Withholding Tax and Information Reporting

A U.S. Holder may be subject to information reporting and backup withholding tax (currently at a rate of 28%) with respect to dividends on common shares, constructive dividends on warrants or proceeds from the sale or other disposition of common shares or warrants. Certain holders (including, among others, corporations) are generally not subject to information reporting and backup withholding. A U.S. Holder generally will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it is subject to backup withholding because it has previously failed to properly report payments of interest or dividends, or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld may be credited against a U.S. Holder’s federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes certain information to the IRS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Lazard Capital Markets LLC, as the sole underwriter, has agreed to purchase, and we have agreed to sell to it, the number of our units (each consisting of one common share and one warrant to purchase 0.45 of a common share) at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement as indicated below:

Underwriter	Number of Units
Lazard Capital Markets LLC	42,000,000

Total:	42,000,000

The underwriter is offering the units subject to its acceptance of the shares and warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the units offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the units offered by this prospectus supplement if any such units are taken.

The underwriter initially proposes to offer the units directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the units, the offering price and other selling terms may from time to time be varied by the underwriter.

The underwriting agreement provides that the obligations of the underwriter is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Commissions and Discounts

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us:

	Per Unit	Total
Public offering price	$0.50	$21,000,000
Underwriting discount	0.03	1,260,000
Proceeds, before expenses, to us	0.47	19,740,000

The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $450,000, which includes $85,000 that we have agreed to reimburse the underwriter for its legal fees and certain other expenses incurred by it in connection with this offering. The underwriter will not be paid a commission on the exercise of the warrants. Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith; however, such referral fee is not in addition to the fee paid by us to Lazard Capital Markets LLC described above.

Listing on The NASDAQ Global Market

Our common shares are listed on The NASDAQ Global Market under the symbol “XOMA.” Our registrar and transfer agent for all common shares is BNY Mellon Shareowner Services.

No Sales of Similar Securities

We and each of our executive officers and directors, subject to certain exceptions (including issuances for corporate strategic development and certain mergers or acquisitions in an amount not to exceed 5% of the Company’s outstanding common shares) have agreed with Lazard Capital Markets LLC not to dispose of or hedge any of our common shares or securities convertible into or exercisable or exchangeable for common shares for 90 days after the date of this prospectus without first obtaining the written consent of Lazard Capital Markets LLC. The 90-day “lock-up” period during which we and our executive officers and directors are restricted from engaging in transactions in our common shares or securities convertible into or exercisable or exchangeable for common shares is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Lazard Capital Markets LLC waives, in writing, such an extension.

Price Stabilization, Short Positions

In order to facilitate the offering of our units, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our units. Specifically, the underwriter may sell more units than it is obligated to purchase under the underwriting agreement, creating a short position. The underwriter must close out any short position by purchasing units in the open market. A short position may be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, our common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of our common shares above independent market levels or prevent or slow a decline in the market price of our common shares. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other, and we have also agreed to indemnify Lazard Frères & Co. LLC, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriter and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.

A prospectus in electronic format may be made available on websites maintained by the underwriter. The underwriter may agree to allocate a number of common shares to other underwriters for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the units is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the units which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of units (other than the underwriter) will be deemed to have represented, acknowledged and agreed that it will not make an offer of units to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of units to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any units in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any units in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

Certain legal matters in connection with this offering related to Bermuda law will be passed upon for us by Conyers Dill & Pearman, located in Hamilton, Bermuda. Certain legal matters in connection with this offering related to United States law will be passed upon for us by: Christopher J. Margolin, our Vice President, General Counsel and Secretary; and Cahill Gordon & Reindel LLP, located in New York, New York. Certain legal matters in connection with this offering related to United States law will be passed upon for the underwriter by Proskauer Rose LLP, located in New York, New York. Certain legal matters in connection with this offering related to Bermuda law will be passed upon for the underwriter by Appleby, located in Hamilton, Bermuda.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our Current Report on Form 8-K filed December 22, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov. Our common shares are listed on The NASDAQ Global Market, and you can read and inspect our filings at the offices of The NASDAQ Stock Market at 1735 K Street, Washington, D.C. 20006.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at http://www.xoma.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our current reports on Form 8-K filed on January 5, 2009, January 20, 2009, January 21, 2009, February 10, 2009, February 19, 2009, April 9, 2009, May 19, 2009 (as amended on May 28, 2009), June 10, 2009, September 14, 2009, September 14, 2009, September 21, 2009, September 25, 2009, November 19, 2009 (as amended on December 9, 2009), December 22, 2009 and December 29, 2009;

•

the description of the common shares in the registration statement on Form 8-A dated and filed on April 1, 2003 under Section 12 of the Exchange Act, including any amendment or report for the purpose of updating such description (file no. 0-14710); and

•	our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2009 Annual Meeting of Shareholders filed with the SEC on April 14, 2009.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

Exhibit A

Form of

XOMA LTD.

WARRANT TO PURCHASE COMMON SHARES

Warrant No.: [    ]

Number of Common Shares: [            ]

Date of Issuance: February [    ], 2010 (“Issuance Date”)

XOMA Ltd., a Bermuda corporation, (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [            ], the registered holder hereof, or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Shares (including any Warrants to Purchase Common Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the six (6) month and one (1) day anniversary of the date hereof, but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), [            ] fully paid nonassessable Common Share (as defined below), as adjusted pursuant to the terms hereof (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is one of the Warrants to Purchase Common Shares issued pursuant to that certain Underwriting Agreement, dated as of February 2, 2010, by and among the Company and Lazard Capital Markets LLC.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(e)), this Warrant may be exercised by the Holder on any day on or after the six (6) month and one (1) day anniversary of the date hereof in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Common Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent or the Company is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Common Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may

be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Common Shares are to be issued upon the exercise of this Warrant, but rather the number of Common Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.70, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder purchases (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Shares upon exercise of the Warrant as required pursuant to the terms hereof.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(e) Limitations on Exercises; Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 9.80% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such Person and its affiliates shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude Common Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of warrants. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(f) Insufficient Authorized Shares. If at any time while any of the Warrants remain outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of Common Shares equal to 100% (the “Required Reserve Amount”) of the number of Common Shares as shall from time to time be necessary to effect the exercise of this Warrant (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. If the Company at any time on or after the Issuance Date subdivides (by any share split, dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse share split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, share or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Closing Bid Price of the Common Shares on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Shares, and (ii) the denominator shall be the Closing Bid Price of the Common Shares on the Trading Day immediately preceding such record date; and

(b) the number of Warrant Shares shall be increased to a number of shares equal to the number of Common Shares obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided that in the event that the Distribution of common shares (“Other Shares of Common Shares”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Shares in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Shares that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section (4)(b) pursuant to written agreements in form and substance satisfactory to the Holder, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the Common Shares reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Shares (or other securities, cash, assets or other property) issuable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of the publicly traded Common Shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Shares (or other securities, cash, assets or other property) issuable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(c) Notwithstanding the foregoing, in the event of a Change of Control, at the request of the Holder delivered before the ninetieth (90th) day after the consummation of such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days of such request (or, if later, on the effective date of the Change of Control), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Change of Control.

5. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant, and (iii) shall, so long as any of this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of Common Shares as shall from time to time be necessary to effect the exercise of this Warrant (without regard to any limitations on exercise).

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Common Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Common Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the following instructions: (a) (i) if within the United States, by 1st-class registered or certified mail or nationally-recognized overnight express courier, postage prepaid, or facsimile or (ii) if delivered from outside the United States, by International FedEx or facsimile and (b) will be deemed given (i) if delivered by 1st-class registered or certified mail, three business days after being so mailed, (ii) if delivered by nationally-recognized overnight express courier, one business day after being so mailed, (iii) if delivered by International FedEx, two business days after being so mailed, and (iv) if delivered by facsimile, upon electronic confirmation of receipt, and will be delivered and addressed as follows:

(A)	If to the Company, to:

XOMA Ltd.

2910 Seventh Street

Berkeley, CA 97410

Attention: Legal Department

Facsimile: (510) 649-7571

(B)	If to the Holder, at its address on the Exercise Notice, annexed as Exhibit A hereto, or at such other address or addresses as may have been furnished to the Company in writing.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

13. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company. The Holder shall give prompt notice to the Company of any such sale, transfer or assignment.

14. SEVERABILITY. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of the closing of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non cash consideration, if any, being offered in the Fundamental Transaction.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Shares, in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(e) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any dividend, share split, share combination or other similar transaction during the applicable calculation period.

(f) “Common Shares” means (i) the Company’s Common Shares, par value $0.005 per share, and (ii) any share capital into which such Common Shares shall have been changed or any share capital resulting from a reclassification of such Common Shares.

(g) “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(h) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market.

(i) “Expiration Date” means the date that is five (5) years following the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(j) “Fundamental Transaction” means that the Company shall directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Shares, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares.

(k) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(l) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(m) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n) “Principal Market” means The Nasdaq Global Market.

(o) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(p) “Trading Day” means any day on which the Common Shares is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares is then traded; provided that “Trading Day” shall not include any day on which the Common Shares is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Shares to be duly executed as of the Issuance Date set out above.

XOMA LTD.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

XOMA LTD.

The undersigned holder hereby exercises the right to purchase                          of the Common Shares (“Warrant Shares”) of XOMA Ltd., a Bermuda corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $             to the Company in accordance with the terms of the Warrant.

2. Delivery of Warrant Shares. The Company shall deliver to the holder              Warrant Shares in accordance with the terms of the Warrant.

Date:             ,

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [Insert Stock Transfer Agent] to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated [—], 20[—] from the Company and acknowledged and agreed to by [Insert Stock Transfer Agent].

XOMA LTD.

By:
Name:
Title:

PROSPECTUS

$150,000,000

Common Shares

Preference Shares

Debt Securities

Warrants

Offered by

XOMA Ltd.

From time to time, we may offer up to $150,000,000 of any combination of the securities described in this prospectus.

We will provide specific terms of these offerings and securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common shares are traded on the Nasdaq Global Market under the symbol “XOMA.” On October 21, 2008, the last reported sale price of our common shares was $1.64 per share. You are urged to obtain current market quotations for our common shares. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq Global Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See the section entitled “RISK FACTORS” contained in any supplements to this Prospectus and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission, and which are incorporated herein by reference in their entirety.

This Prospectus may not be used to offer or sell any securities unless accompanied by a Prospectus Supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “PLAN OF DISTRIBUTION” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of XOMA’s shares, options, warrants, depositary receipts, rights, loan notes and other securities to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq Global Market. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is October 21, 2008

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common shares, preference shares, debt securities and warrants in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “WHERE YOU CAN FIND MORE INFORMATION” before buying securities in this offering. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT XOMA

XOMA Ltd., a Bermuda company (“XOMA” or “we”), is a leader in the discovery, development and manufacture of therapeutic antibodies. Our expanding pipeline includes XOMA 052, an anti-IL-1 beta antibody, and XOMA 629, a synthetic peptide compound derived from bactericidal/permeability-increasing protein.

XOMA’s proprietary development pipeline is primarily funded by multiple revenue streams resulting from the licensing of its antibody technologies, product royalties, development collaborations and biodefense contracts. XOMA’s technologies and experienced team have contributed to the success of marketed antibody products, including RAPTIVA® (efalizumab) for chronic moderate to severe plaque psoriasis and LUCENTIS® (ranibizumab injection) for wet age-related macular degeneration.

XOMA has a premier antibody discovery and development platform that includes six antibody phage display libraries and XOMA’s proprietary Human Engineering(tm) and bacterial cell expression (BCE) technologies. For example, XOMA’s bacterial cell expression technology is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses.

In addition to developing its own products, XOMA develops products for premier pharmaceutical companies including Novartis AG, Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to product launch, and a team of 300 employees at its Berkeley, California location.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward- looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include those discussed in the section entitled “RISK FACTORS” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in any prospectus supplement. Each of these risk factors could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and the prospectus supplement. These statements relate to our expectations about future events. Discussions containing forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our annual reports on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below under “FORWARD-LOOKING INFORMATION,” that could cause actual results to differ materially from those anticipated in the forward-looking statements.

THE SECURITIES WE MAY OFFER

We may offer our common shares and preference shares, various series of debt securities and/or warrants to purchase any of such securities, with a total value of up to $150,000,000, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.

This Prospectus may not be used to consummate a sale of securities unless it is accompanied by a Prospectus Supplement.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Shares.    We may issue common shares from time to time. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to the rights of any series of preference shares issued from time to time, all actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A Preference Shares (as described below), if any), except as provided by law.

Preference Shares.    We may issue preference shares from time to time, in one or more series. Our board of directors shall determine the rights, preferences, privileges and restrictions of the preference shares, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preference shares will be convertible into our common shares or convertible into or exchangeable for our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preference shares under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges, qualifications and restrictions of the preference shares of such series in the resolutions creating that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any resolutions that set out the terms of the series of preference shares we are offering before the issuance of such series of preference shares. We urge you to read the prospectus supplements related to the series of preference shares being offered, as well as the complete resolutions that set out the terms of such series of preference shares.

Debt Securities.    We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common shares or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a to be named national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

Warrants.    We may issue warrants for the purchase of common shares, preference shares and/or debt securities in one or more series. We may issue warrants independently or together with common shares, preference shares and/or debt securities, and the warrants may be attached to or separate from these securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. We urge you to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the applicable series of warrants.

FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus and the related documents incorporated by reference related to the sufficiency of our cash resources, levels of future revenues, losses, expenses and cash, future sales of approved products, as well as other statements related to current plans for product development and existing and potential collaborative and licensing relationships, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things, the period for which our cash resources are sufficient could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated, if anticipated revenues or cost sharing arrangements do not materialize, if funds are not otherwise available on acceptable terms; revenue levels may be other than as expected if sales of approved products are lower than expected; losses may be other than as expected for any of the reasons affecting revenues and expenses; expense levels and cash utilization may be other than as expected due to unanticipated changes in our research and development programs; and the sales efforts for approved products may not be successful if the parties responsible for marketing and sales fail to meet their commercialization goals, due to the strength of the competition, if physicians do not adopt the product as treatment for their patients or if remaining regulatory approvals are not obtained. These and other risks, including those related to the results of pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative relationships; the ability of collaborators and other partners to meet their obligations; our ability to meet the demand of the United States government agency with which we have entered our first government contract; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; our financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with our status as a Bermuda company, are described in more detail in “RISK FACTORS” in any supplement to this prospectus. We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and the amount of deficiency for periods in which the ratio indicates less than one-to-one coverage:

	Six Months Ended June 30, 2008		Year Ended December 31,
			2007		2006		2005	2004		2003
Ratio of earnings to fixed charges(1)	N/A	(2)	N/A	(2)	N/A	(2)	1.65	N/A	(2)	N/A	(2)

(1)	For these purposes, earnings are defined as income before income taxes and fixed charges and fixed charges are defined as interest expense and the portion of rental expense which is deemed to represent interest.
(2)	Earnings were insufficient to cover fixed charges by $31.3 million for the six months ended June 30, 2008 and $0.7 million, $38.9 million, $77.7 million and $56.8 million for the years ended December 31, 2007, 2006, 2004 and 2003, respectively.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including research and development projects, the development or acquisition of new products or technologies, equipment acquisitions, general working capital and operating expenses.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from our sale of securities. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF SHARE CAPITAL

The following statements with respect to our share capital are subject to the detailed provisions of our memorandum of continuance and bye-laws. These statements do not purport to be complete and, while we believe the descriptions of the material provisions of the memorandum of continuance and bye-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the memorandum of continuance and bye-laws, to which reference is hereby made for a full description of such provisions.

Common Shares

General

Our memorandum of continuance and bye-laws provide that our authorized common share capital is limited to 210,000,000 common shares, par value U.S.$.0005 per share. As of June 30, 2008, there were 132,330,012 common shares issued and outstanding.

Voting

The holders of common shares are entitled to one vote per share. Subject to the rights of any series of preference shares issued from time to time, all actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A Preference Shares (as described below) and any other shares having general voting rights, if any), except as provided by law.

Dividends

Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares issued and outstanding, with respect to any dividends declared by our board of directors, subject to the rights of holders of preference shares. Dividends will generally be payable in U.S. dollars. We have not paid cash dividends on the common shares. We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation

Upon our liquidation, holders of our common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

The common shares are not subject to redemption either by us or the holders thereof.

Variation of Rights

Under our bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by the holders of a majority of such shares at a separate general meeting.

Transfer Agent and Registrar

The transfer agent and branch registrar for our common shares is Mellon Investor Services LLC.

Listing on the Nasdaq Global Market

Our common shares are listed on the Nasdaq Global Market under the symbol “XOMA.”

Preference Shares

General

Under our memorandum of continuance and bye-laws, we have the authority to issue 1,000,000 preference shares, par value U.S.$.05 per share. Of these, 210,000 preference shares have been designated Series A Preference Shares (the “Series A Preference Shares”) and 8,000 preference shares have been designated Series B Preference Shares (the “Series B Preference Shares”). Under our bye-laws, subject to the special rights attaching to any class of our shares not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, our board of directors may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors fixes without any shareholder approval.

The following summary of terms of our preference shares is not complete. You should refer to the provisions of our memorandum of continuance and bye-laws and the resolutions containing the terms of each class or series of the preference shares which have been or will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Issuances of preference shares are subject to the applicable rules of the Nasdaq Stock Market or other organizations on whose systems our preference shares may then be quoted or listed.

Depending upon the terms of preference shares established by our board of directors, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers, or issuance of additional common shares, would dilute the voting power of the issued and outstanding common shares.

Terms

The terms of each series of preference shares will be described in any prospectus supplement related to such series of preference shares. The board of directors in approving the creation of a series of preference shares has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•

the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law;

•

the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into common shares), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

•

whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•

the conditions and restrictions upon the creation of indebtedness of XOMA or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our issued and outstanding shares;

•

the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

The Series A Preference Shares

There are no Series A Preference Shares issued and outstanding. Pursuant to the rights of the Series A Preference Shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior, the holders of Series A Preference Shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A Preference Shares, in an amount per share equal to the greater of (a) U.S.$1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend or bonus issue payable in common shares, declared on the common shares since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A Preference Shares.

In addition to any other voting rights required by law, holders of Series A Preference Shares have the right to vote on all matters submitted to a vote of our shareholders with each share of Series A Preference Shares entitled to 1,000 votes. Except as otherwise provided by law, holders of Series A Preference Shares, holders of common shares and holders of any other shares having general voting rights vote together as one class on all matters submitted to a vote of our shareholders.

Unless otherwise provided in the rights attaching to a subsequently designated series of our preference shares, the Series A Preference Shares rank junior to any other series of preference shares subsequently issued as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and rank senior to the common shares. Upon any liquidation, dissolution or winding-up of us, no distributions shall be made to holders of shares ranking junior to the Series A Preference Shares unless, prior thereto, the holders of Series A Preference Shares shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) U.S.$100.00 per share or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common shares or to the holders of shares ranking on parity with the Series A Preference Shares, except distributions made ratably on the Series A Preference Shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

If we enter into any consolidation, amalgamation, merger, combination or other transaction in which common shares are exchanged for or changed into cash, other securities and/or any other property, then any Series A Preference Shares issued and outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each common share is changed or exchanged.

The Series A Preference Shares are not redeemable.

Preference Share Purchase Rights

Our board of directors has adopted a shareholder rights agreement, or rights agreement. Pursuant to the rights agreement, we issued one preference share purchase right, or right, for each issued and outstanding common share. Each right entitles the holder to purchase from us a unit consisting of one one-thousandth of a Series A Preference Share at a cash exercise price of $30.00 per unit, subject to adjustment.

The rights are attached to all issued and outstanding common shares. The rights will separate from the common shares and will be distributed to holders of common shares upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (a person or group of affiliated or associated persons being referred to as an Acquiring Person) has acquired beneficial ownership of

20% or more of the common shares then issued and outstanding (the date of said announcement being referred to as the Share Acquisition Date), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an Acquiring Person or (iii) the declaration by our board of directors that any person is an “Adverse Person” (the earliest of such dates being referred to as the Distribution Date). For purposes of the rights agreement, beneficial ownership of our common shares is generally determined pursuant the applicable rules and regulations under the Exchange Act and beneficial owners of new notes or existing notes will be considered beneficial owners of the common shares into which their notes are convertible.

Our board of directors may generally declare a person to be an Adverse Person after a declaration that such person has become the beneficial owner of 10% or more of the issued and outstanding common shares and a determination that (i) such beneficial ownership by such person is intended to cause or is reasonably likely to cause us to repurchase the common shares owned by such person or to cause us to enter into other transactions not in our best long-term interests or (ii) such beneficial ownership is reasonably likely to cause a material adverse impact on our business or prospects. The rights are not exercisable until the Distribution Date and will expire on December 31, 2012, unless previously redeemed or exchanged by us.

In the event that a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, each holder of a right will thereafter have the right (each right being referred to as a Subscription Right) to receive upon exercise that number of units of Series A Preference Shares having a market value of two times the exercise price of the rights. In the event that, at any time following the Share Acquisition Date, (i) we consolidate with, or merge or amalgamate with and into, any person, and we are not the surviving corporation; (ii) any person consolidates or amalgamates with us, or merges or amalgamates with and into us and we are the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the common shares are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of our assets are sold or otherwise transferred, provision shall be made so that each holder of a right shall thereafter have the right (each right being referred to as a Merger Right) to receive, upon exercise, common shares of the acquiring company having a market value equal to two times the exercise price of the rights. Rights that are beneficially owned by an Acquiring or Adverse Person may, under certain circumstances, become null and void.

At any time after a person becomes an Acquiring Person or our board of directors determines that a person is an Adverse Person, our board of directors may exchange all or any part of the then outstanding and exercisable rights for common shares or units of Series A Preference Shares at an exchange ratio of one common share or one unit of Series A Preference Shares per right. Notwithstanding the foregoing, our board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common shares then issued and outstanding.

The rights may be redeemed in whole, but not in part, at a price of U.S. $.001 per right by our board of directors at any time prior to the date on which a person is declared to be an Adverse Person, the tenth business day after the Share Acquisition Date, the occurrence of an event giving rise to the Merger Right or the expiration date of the rights agreement.

Prior to the earlier of the Distribution Date and the Share Acquisition Date, our board may amend the rights agreement as we deem necessary or desirable without the approval of any holders of rights or common shares. From and after the earlier of the Distribution Date and the Share Acquisition Date, the rights agreement may be amended without the approval of any holders of rights only to (i) cure an ambiguity, (ii) correct defective or inconsistent provisions, (iii) shorten or lengthen any time period in the rights agreement if directors in office prior to the acquisition of shares continue to represent a majority of the board, or (iv) change provisions as we deem necessary, but that will not adversely affect the interests of holders of the rights. Under no circumstances, however, can the rights agreement be amended to lengthen a time period relating to when the rights may be redeemed if the rights are not then redeemable.

The Series B Preference Shares

8,000 Series B Preference Shares have been designated for issuance, of which 2,959 Series B Preference Shares were issued upon conversion of the convertible subordinated loans to us made by Genentech in connection with the funding of our development costs for RAPTIVA® following the regulatory approval of RAPTIVA®. Pursuant to the rights of the Series B Preference Shares, the holders of Series B Preference Shares are not entitled to receive any dividends on the Series B Preference Shares.

The Series B Preference Shares rank senior with respect to rights on our liquidation, winding-up and dissolution to all classes of common shares. Upon any of our voluntary or involuntary liquidation, dissolution or winding-up, holders of Series B Preference Shares will be entitled to receive U.S. $10,000 per share of Series B Preference Shares before any distribution is made on the common shares. The holders of Series B Preference Shares have no voting rights, except as required under Bermuda law.

The holders of Series B Preference Shares have the right to convert Series B Preference Shares into common shares at a conversion price equal to approximately $7.75 per common share, subject to customary anti-dilution adjustments.

The Series B Preference Shares will be automatically converted into common shares at their then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

We will have the right, at any time and from time to time, to redeem any or all Series B Preference Shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B Preference Shares would then be convertible.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of September 30, 2007, we had $49.2 million aggregate principal amount of debt outstanding, approximately $30.3 million of which was secured by the payment rights due to XOMA (US) LLC relating to RAPTIVA®, LUCENTIS® and CIMZIA®.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee to be named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•

whether or not the debt securities will be convertible into or exchangeable for other of our securities, and identifying the securities into which the debt will be convertible or exchangeable and the terms of conversion;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our shares and the shares of our subsidiaries;

•	redeem shares;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell shares of our subsidiaries; or

•	effect an amalgamation, consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our common shares or other securities that the holders of the series of debt securities receive would be subject to adjustment.

Amalgamation, Consolidation, Merger or Sale

The indentures will not contain any covenant that restricts our ability to amalgamate, consolidate or merge, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquiror of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we amalgamate, consolidate or merge or to whom we sell all of our property must make provisions for the conversion or exchange of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the amalgamation, consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Amalgamation, Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•

to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “LEGAL OWNERSHIP OF SECURITIES” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, convert or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of, convert or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

Terms

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•

if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or with a specified principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common shares or preference shares, the number of common shares or preference shares, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any amalgamation, consolidation, merger, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common shares or preference shares, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities or rights to purchase securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

General

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common shares, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the securities on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Equity Line

On October 21, 2008, we entered into what is sometimes referred to as an equity line of credit arrangement with Azimuth Opportunity Ltd. (“Azimuth”). A copy of the press release issued by us on October 21, 2008 concerning the transaction is filed herewith as Exhibit 1 and is incorporated herein by reference. In connection with this transaction, we entered into a Common Stock Purchase Agreement with Azimuth (the “Purchase Agreement”), pursuant to which, and upon the terms and subject to the conditions set forth therein, Azimuth has committed to purchase up to $60,000,000 of our common shares, or the number of shares which is one less than twenty percent (20%) of the issued and outstanding common shares as of October 21, 2008, whichever occurs first, over the 24-month term of the Purchase Agreement. From time to time ending on November 1, 2010 and at our sole discretion, we may present Azimuth with draw down notices to purchase our common shares over 10 consecutive trading days or such other period mutually agreed upon by us and Azimuth. Each draw down is subject to limitations based on the price of our common shares and a limit of 2.5% of our market capitalization at the time of such draw down, provided, however, Azimuth will not be required to purchase more than $16,000,000 of our common shares in any single draw down (excluding shares under any call option, which is described below). We are able to present Azimuth with up to 24 draw down notices during the term of the Purchase Agreement, with a minimum of five trading days required between each draw down period. Only one draw down is allowed in each draw down pricing period, unless otherwise mutually agreed upon by us and Azimuth.

Once presented with a draw down notice, Azimuth is required to purchase a pro-rata portion of the shares allocated to each trading day during the trading period on which the daily volume weighted average price for our common shares exceeds a threshold price for such draw down determined by us. The payment for shares in respect of each draw down notice shall be settled on the second trading day following the last trading day of each draw down period, or on such earlier date as we and Azimuth may mutually agree. The per share purchase price for these shares equals the daily volume weighted average price of our common shares on each date during the draw down period on which shares are purchased, less a discount ranging from 2.65% to 6.65%. If the daily volume weighted average price of our common shares falls below the threshold price on any trading day during a draw down period, Azimuth will not be required to purchase the pro-rata portion of common shares allocated to that day. However, at its election, Azimuth may buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above.

The Purchase Agreement also provides that from time to time and at our sole discretion we may grant Azimuth the right to exercise one or more options to purchase additional common shares during each draw down pricing period as specified by us. Upon Azimuth’s exercise of the option, we will sell to Azimuth our common shares subject to the option at a price equal to the greater of the daily volume weighted average price of our common shares on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount ranging from 2.65% to 6.65%.

In addition to our issuance of common shares to Azimuth pursuant to the Purchase Agreement, our Registration Statement on Form S-3 (File No. 333-149874) also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Azimuth has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common shares that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NASDAQ Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth also will pay other expenses associated with the sale of the common shares it acquires pursuant to the Purchase Agreement.

The common shares may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the term of and for a period of 90 days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the period listed above it will not enter into a short position with respect to our common shares except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any of our common shares or any securities convertible into, or exchangeable for, or warrants to purchase, any of our common shares, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common shares, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•

must furnish each broker which offers our common shares covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the common shares by Azimuth and any unaffiliated broker-dealer.

Subject to limited exceptions, we have agreed to indemnify and hold harmless Azimuth, each of its affiliates, employees, representatives and advisors and any unaffiliated broker-dealer and each person who controls Azimuth or any unaffiliated broker-dealer against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in our Registration Statement, or any omission or alleged omission to state in the Registration Statement or any Issuer Free Writing Prospectus or any document incorporated by reference therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Azimuth or any unaffiliated broker-dealer. We have agreed to pay up to thirty-five thousand dollars ($35,000) of Azimuth’s attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Azimuth in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation, and up to $12,500 each quarter during the term of the equity line to cover ongoing due diligence and review of documentation. Further, we have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we will pay Azimuth liquidated damages in cash or restricted common shares, at the option of Azimuth.

Azimuth has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, an untrue statement, alleged untrue statement, omission or alleged omission, included in the prospectus that forms a part of our Registration Statement or any prospectus supplement or permitted free writing prospectus or any amendment or supplement thereto in reliance upon, and in conformity with, written information furnished by Azimuth to us for inclusion therein, or any omission or alleged omission to state in such prospectus, prospectus supplement or permitted free writing prospectus or any amendment or supplement thereto a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information provided to us by Azimuth.

Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC (“Reedland”), is acting as placement agent in connection with the sale of our common shares to Azimuth under the Purchase Agreement. We have agreed to pay Reedland, upon each such sale, a placement fee equal to 1.35% of the aggregate dollar amount of common shares purchased by Azimuth.

LEGAL MATTERS

Certain matters under Bermuda law with respect to the validity of the securities being offered hereby will be passed upon by Conyers Dill & Pearman, located in Hamilton, Bermuda. Certain matters under New York and federal law with respect to the validity of the securities being offered hereby will be passed upon by Cahill Gordon & Reindel LLP, located in New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. The public may read and copy any materials filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet site maintained by the SEC at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common shares are listed on the Nasdaq Global Market, and these reports, proxy statements, and other information are also available for inspection at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1504.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•	our annual report on Form 10-K for the year ended December 31, 2007 and the amendment to our annual report on Form 10-K for the year ended December 31, 2007 filed on March 14, 2008;

•

our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008 and the amendment to our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008, which was filed on September 11, 2008;

•	our current reports on Form 8-K filed on March 14, 2008, April 2, 2008, April 9, 2008, May 12, 2008, July 28, 2008, October 17, 2008 and October 22, 2008;

•

the description of the common shares in the registration statement on Form 8-A dated and filed on April 1, 2003 under Section 12 of the Securities Exchange Act, including any amendment or report for the purpose of updating such description (file no. 0-14710); and

•	our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2008 Annual Meeting of Shareholders filed with the SEC on April 9, 2008.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

42,000,000 Common Shares

18,900,000 Warrants to Purchase Common Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

LAZARD CAPITAL MARKETS

February 2, 2010